EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8  of our report dated March 19, 2009 which includes an explanatory paragraph regarding the Company's ability to continue as a going concern, relating to the consolidated financial statements which appear in the Annual Report on Form 10-K of EnergyConnect Group, Inc. and its wholly owned subsidiaries for the year ended January 3, 2009.

/s/ RBSM LLP

New York, New York
March 15, 2010